EXHIBIT 10.2

Form of COC Agreement

CHANGE OF CONTROL AGREEMENT

CHANGE OF CONTROL AGREEMENT dated effective as of the 1st day of January, 2021.

AMONG:

CORVUS GOLD NEVADA INC., a corporation formed under the laws of Nevada and having its head office at 9088 Ridgeline Boulevard, Suite 103, Highlands Ranch, Colorado, U.S.A. 80129

(the “Subsidiary”)

AND:

CORVUS GOLD INC., a company incorporated and subsisting under the laws of British Columbia, Canada, and having its head office at Suite 1750 – 700 West Pender Street, Vancouver, British Columbia, CANADA V6C 1G8

(the “Parent”)

AND:

CARL BRECHTEL of CO USA

(the “Employee”)

WHEREAS

A:         The Subsidiary is an indirect wholly owned subsidiary of the Parent, and the Employee is an employee of the Subsidiary pursuant to the Employment Agreement and is a senior officer of the Parent;

B:         The Parent considers it essential to the best interests of its shareholders to foster the continued employment of certain key personnel employed by the Subsidiary and integral to the success of the business of the Subsidiary and the Parent;

C:         The Board recognizes that, as is the case with many publicly held corporations, the possibility of a Change of Control exists and that such possibility, and the uncertainty and questions which it may raise among the key employees of the Subsidiary, may result in the departure or distraction of such key personnel of the Subsidiary to the detriment of the Subsidiary, the Parent and the shareholders of the Parent;

D:         The Board has determined, and the manager of the Subsidiary concurs, that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of such key personnel of the Subsidiary, including the Employee, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change of Control;

ARTICLE ONE - DEFINITIONS

1.01         Definitions. For the purposes hereof, the following terms will have the following meanings:

(a)	“Agreement” means this Agreement related to Termination Following Change of Control;

(b)	“Board” means the board of directors of the Parent;

(c)	“Change of Control” means the occurrence of any of the following events:

(i)	the sale, exchange or other disposition of a majority of the outstanding shares of the Parent in a single transaction or a series of related transactions,

(ii)	the Parent is merged or consolidated in a transaction in which its shareholders receive less than 50% of the outstanding voting shares of the new or continuing corporation,

(iii)

a majority of the incumbent directors of the Parent who were previously nominated by management and elected as directors at the immediately preceding annual general meeting or who were appointed by the Board to fill a vacancy occurring since the immediately preceding annual general meeting are:

(A)	not nominated for re-election at any annual general meeting of the shareholders of the Parent,

(B)	after having been nominated by management for re-election as directors, not re-elected as directors at any annual general meeting of the shareholders of the Parent,

(C)	removed as directors of the Parent, or

(D)	as a result of an increase in the size of the Board and the appointment of new directors, no longer a majority of the Board,

except as a result of the death, disability or normal retirement of any such directors in accordance with the normal retirement practices of the Parent, or

(iv)

the acquisition by any person, or by any person and its affiliates, or by any person acting jointly or in concert with any of the foregoing persons or affiliates, and whether directly or indirectly, of voting securities of the Parent that, when added to all other voting securities at the time held by such person, its affiliates and any person acting in concert with any of the foregoing persons or affiliates, totals for the first time, not less than TWENTY (20%) PERCENT of the then outstanding voting securities of the Parent,

(v)

the disposition, by whatever means, by the Parent, or any affiliate of the Parent, of a majority of the ownership interests in the Subsidiary or the occurrence of any other transaction whereby the Parent, or an affiliate of the Parent, ceases to hold a majority of the ownership interests of the Subsidiary;

(d)	“Compensation Committee” means the Compensation Committee of the Board;

(e)	“Constructive Dismissal” means the occurrence of any one or more of the following events:

(i)	a demotion of the Employee to a position of lesser significance within the Subsidiary or the Parent,

(ii)	a diminishment of the Employee’s responsibilities at the Subsidiary or the Parent in a matter of substance,

(iii)	a material reduction in the Employee’s pay or benefits or both,

(iv)	the forced relocation of the Employee of more than fifty (50) kilometres from the Employee’s current principal place of work for the Subsidiary,

(v)	changes in the Employee’s organizational reporting relationship are implemented that result in the Employee reporting to a position of lesser significance within the Subsidiary or the Parent, or

(vi)	the Subsidiary or the Parent materially breaches any of the provisions of this Agreement;

(f)	“Effective Date” means January 1, 2021;

(g)	“Effective Date of Termination” means:

(i)	in the case of the termination of the Employee by the Subsidiary, the date of the delivery by the Subsidiary to the Employee of a notice terminating his employment; and

(ii)

in the case of the occurrence of an event of Constructive Dismissal, the date of the delivery by the Employee to the Subsidiary of a notice stating that the Employee takes the position that, due to the event of Constructive Dismissal, he has been terminated by the Subsidiary;

(h)	“Employment Agreement” means the employment agreement between the Subsidiary and the Employee dated effective the1st of January, 2021; and

(i)	“Good Cause” means any situation, event or happening which would constitute “cause” under the common law and includes, without limitation, the following:

(i)	any wilful failure by the Employee in the performance of any of the Employee’s duties pursuant to the Employment Agreement,

(ii)

the Employee’s conviction of a criminal or summary conviction offence related to the employment of the Employee by the Subsidiary, or any act involving money or other property involving the Subsidiary or any of its affiliates which would constitute a crime in the jurisdiction involved,

(iii)

any act of fraud, misappropriation, dishonesty, embezzlement or similar conduct against the Subsidiary or any of its affiliates, a supplier or service provider to the Subsidiary or any of its affiliates or a customer of the Subsidiary or any of its affiliates,

(iv)	the use of illegal drugs or the habitual and disabling use of alcohol or drugs,

(v)

any material breach of any of the terms of either the Employment Agreement or this agreement by the Employee which breach remains uncured after the expiration of thirty (30) days following the delivery of written notice of such breach to the Employee by the Subsidiary,

(vi)

any threatened or actual attempt by the Employee to secure any personal profit in connection with the business of the Subsidiary or any of its affiliates or any of their respective corporate opportunities, or the appropriation of a maturing business opportunity of the Subsidiary or any of its affiliates,

(vii)	any act by the Employee which is materially injurious to the Subsidiary or any of its affiliates or any of their respective businesses,

(viii)

any material breach by the Employee of any of the policies governing the affairs of the Parent and its affiliates and the conduct of its employees and those of its affiliates that may be implemented by the Board from time to time, and

(ix)

conduct by the Employee amounting to insubordination or inattention to, or materially substandard performance of the duties and responsibilities of the Employee under the Employment Agreement, which conduct remains uncured after the expiration of ten (10) days following the delivery of written notice of such failure or conduct to the Employee by the Subsidiary.

1.02         Any defined terms in this Agreement which are defined in the Employment Agreement and are not otherwise defined in this Agreement will have the meanings ascribed to them in the Employment Agreement.

ARTICLE TWO – TERM

2.01         The term of this Agreement (“Term”) will commence on the Effective Date and will continue through the one-year anniversary of the Effective Date; provided, however, that as of the one-year anniversary of the Effective Date and on each one-year anniversary thereafter, the Term will automatically be extended for one (1) additional year (provided that the Employee is still then an employee of the Subsidiary) unless, not later than four (4) months prior to such applicable anniversary date, either the Employee or the Parent (acting on a resolution of the Compensation Committee) gives written notice to the other party that it does not wish to extend the Term. In such case, this Agreement will terminate at the end of the Term then in progress. However, if a Change of Control has occurred on or prior to the date that this Agreement would otherwise terminate, and notwithstanding any prior notice from one party to the other party to the contrary, the Term will automatically be deemed extended and shall continue until the date that is two (2) years after the date on which the Change of Control occurs.

2.02         If the term of this Agreement is not extended pursuant to section 2.01, the Subsidiary is not obligated to pay any severance benefits under Section 3.01 for a Change of Control that happens after the expiration of the Term. In addition, notwithstanding the provisions of Section 2.01, any obligation of the Subsidiary arising during the Term will survive the termination of this Agreement until paid in full.

ARTICLE THREE –PAYMENTS UPON TERMINATION FOLLOWING CHANGE OF CONTROL

3.01         Termination by Subsidiary following Change of Control. Notwithstanding anything in this Agreement to the contrary, if, within a period of one (1) year following a Change of Control, either:

(a)	the Subsidiary terminates the Employee other than for Good Cause; or

(b)

there occurs any circumstance of Constructive Dismissal, about which the Employee notifies the Subsidiary and the Parent in writing within ninety (90) days of the occurrence, which remains uncured by the Subsidiary after thirty (30) days from the date of such notification, and which results in Employee resigning from employment with the Subsidiary;

then:

(c)

on or before the day which is thirty (30) days after the Effective Date of Termination (the “Severance Payment Deadline Date”), the Subsidiary will pay to the Employee, or as the Employee may in writing direct, in cash or by certified cheque or bank draft, as liquidated damages, severance, compensation for loss of office, employment and benefits, and for termination of this Agreement, and in addition to any amounts payable pursuant to Section 3.04, an amount equal to TWO (2) TIMES the sum of:

(i)	the annual Base Salary then payable to the Employee,

(ii)

the aggregate amount of the bonus(es) (if any) paid to the Employee within the calendar year immediate preceding the Effective Date of Termination (or, if the Employee has not then been employed long enough to have been awarded any bonus, an amount equal to the targeted discretionary bonus stipulated in the Employment Agreement (if any)), but not including any “special” “one-time” or “extraordinary” bonuses designated as such by the Compensation Committee, plus

(iii)	an amount equal to the vacation pay which would otherwise be payable for the one (1) year period next following the Effective Date of Termination; and

(d)

until the earlier of ONE (1) YEAR following the Effective Date of Termination and the end of the month in which the Employee commences employment with another employer that provides reasonably equivalent benefits to its employees as those provided by the Subsidiary to the Employee hereunder (but subject to the Employee’s insurability), the Employee and the Employee’s dependents will continue to be eligible for all employee life, medical, extended health and dental insurance and other benefits (other than disability insurance plans/benefits) under benefit plans and programs then in effect for executive and key management employees of the Subsidiary and the Subsidiary will provide the same or, at its option, will purchase substantially comparable benefits outside its existing plans and programmes or will reimburse the Employee for payments made by the Employee for COBRA benefits during such period, provided, however, that nothing in this Section 3.01(d) will be construed as limiting the Subsidiary’s right to terminate or amend generally any such employee benefit plan(s) or programme(s) at any time.

3.02

         Form of Severance Payments.  The payment to which the Employee is entitled under Section 3.01(c) will be paid by the Subsidiary in a lump sum payment, subject to all required withholdings, deductions, and tax reporting requirements.

3.03

         No Mitigation by Employee.  The Employee will not be required to mitigate any damages the Employee may suffer by reason of the termination of the Employee’s employment hereunder (whether by actual termination by the Subsidiary or by virtue of the occurrence of an event of Constructive Dismissal) by the Subsidiary, nor will any mitigation of damages be taken into account in any action for actual or alleged damages by the Employee against the Subsidiary or the Parent for the amounts payable or benefits receivable pursuant to this Agreement. The Subsidiary and the Parent expressly agrees to waive the defence of failure to mitigate in any such action. No rights or benefits required to be provided to the Employee hereunder will be terminated or reduced as a result of the Employee’s employment by another employer, or engaging in any other business on the Employee’s own or on behalf of or with others, at any time after the termination of the Employee’s employment hereunder, nor will such obligations be affected by virtue of the death of the Employee subsequent to the termination of the Employee’s employment hereunder (in which event all amounts payable at and after the time of death will be payable to the Employee’s legal representatives) except to the extent specifically provided in this Agreement.

3.04

         Payment of Final Wages.  If section 3.01 is applicable then, upon the Severance Payment Deadline Date, the Subsidiary will, in addition to any payments required pursuant to section 3.01(c), pay to the Employee an amount equal to any accrued but unpaid Base Salary and vacation pay up to the Effective Date of Termination, and any expenses in excess of any outstanding expense advances made to the Employee for which an expense account has been submitted and remains unpaid, subject to all required withholdings, deductions, and tax reporting requirements.

3.05

         Reduction of Payment.  Notwithstanding anything else in the foregoing to the contrary, if the severance payment or any of the other payments provided for in this Agreement, together with any other payments which the Employee has a right to receive from the Subsidiary would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the United States Internal Revenue Code of 1986, as amended, or such similar set of laws (the “Code”)), the payments required to be made to the Employee pursuant to this Agreement will be reduced (reducing first the payments under Section 3.01(c) to the largest amount as will result in no portion of such payments being subject to the excise tax imposed by Section 4999 of the Code, provided, however, that the determination as to whether any reduction in the payments due under this Agreement pursuant to this Section 3.05 is necessary will be made in good faith by the Subsidiary’s then current tax services provider/advisor, and such determination shall be conclusive and binding on the Subsidiary, the Parent and the Employee with respect to the treatment of the payment for tax reporting purposes.

3.06

         Compliance with 409A.  To the maximum extent permitted by law, payments to, or for the benefit of, the Employee under this Agreement will be exempt from Section 409A of the Internal Revenue Code (e.g., as a separation pay plan that provides for separation pay only upon an involuntary separation from service without cause). To the extent that Section 409A is applicable to any such payments, the parties agree to administer all such payments in a manner consistent with Section 409A. Neither the Subsidiary nor the Parent, or any of their respective officers, directors, agents or affiliates, will be obligated, directly or indirectly, to the Employee or any other person for any taxes, penalties, interest or like amounts that may be imposed on the Employee or any other person on account of any amounts under this Agreement or on account of any failure to comply with any section of the Code, including Section 409A. Neither the Subsidiary nor the Parent makes any warranty or representation regarding the effect of section 409A on the Employee’s eligibility for or ability to receive any of these payments or the tax consequences to the Employee thereof, and the Employee is hereby specifically encouraged to consult with a legal or tax advisor of Employee’s choosing regarding section 409A.

ARTICLE FOUR – GUARANTEE OF THE PARENT

4.01         Guarantee of the Parent. The Parent hereby guarantees to the Employee the due and timely performance by the Subsidiary of the obligations of the Subsidiary hereunder.

ARTICLE FIVE – RELEASE

5.01         Requirement for Release. The obligation of the Subsidiary to make any payments to or for the benefit of the Employee hereunder, and of the Parent to guarantee the obligations of the Subsidiary hereunder are subject to the prior or concurrent due and valid execution and delivery by the Employee to the Subsidiary of the form of release attached hereto as Schedule “A”.

ARTICLE SIX - GENERAL

6.01         Binding Agreement. This Agreement is personal to and will be binding on the parties and their respective successors in interest but will not be assignable by any party. This Agreement and all rights of the Employee hereunder will enure to the benefit of and be enforceable by the Employee’s heirs, executors, administrators or other legal personal representatives.

6.02         Notices. Any notice or other communication required or permitted to be given or made hereunder will be in writing and will be well and sufficiently given or made if:

(a)	enclosed in a sealed envelope and delivered in person to the party to whom it is addressed at the relevant address set forth below; or

(b)	sent by facsimile;

if to the Subsidiary, addressed to it at:

Corvus Gold Nevada Inc.

9088 Ridgeline Boulevard, Suite 103

Highlands Ranch, Colorado

U.S.A. 80129

Attention:          The Chief Executive Officer

Facsimile:          1-303-470-8706

with a copy for information purposes only to:

Corvus Gold Inc.

Suite 1750 – 700 West Pender Street

Vancouver, British Columbia

CANADA V6C 1G8

Attention:          Chief Financial Officer

Facsimile:          1-303-470-8706

If to the Parent, addressed to it at:

Corvus Gold Inc.

Suite 1750 – 700 West Pender Street

Vancouver, British Columbia

CANADA V6C 1G8

Attention:          Chief Financial Officer

Facsimile:          1-303-470-8706

if to the Employee, addressed to the Employee at:

Carl Brechtel

CO USA

Any notice or other communication so given will be deemed to have been given and to have been received on the day of delivery, if delivered, and on the day of sending, if sent by facsimile or other means of recorded electronic communication (provided such delivery or sending is during normal business hours on a business day and, if not, then on the first business day thereafter). Any party may change its address for notice by notice to the other parties given in the manner aforesaid.

6.03        Modification and Waiver. No provision of this Agreement may be modified or amended unless such modification or amendment is authorized by the Board and is agreed to in writing by the Employee, the Subsidiary and the Parent. No waiver by any party of any breach by another party of any condition or provision of this Agreement will be deemed a waiver of similar or dissimilar provisions or conditions at the time or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the employment of the Employee by the Subsidiary or the termination thereof have been made by any party which are not set forth expressly in this Agreement.

6.04      Entire Agreement. This Agreement contains all the terms and conditions agreed upon by the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings with respect thereto other than the Employment Agreement (which is intended to and will be interpreted in a manner consistent with this Agreement). Other than the Employment Agreement, there are no agreements collateral or supplementary hereto.

6.05        Law Governing. This Agreement has been made in Colorado and will be subject to and governed by the laws of the State of Colorado and the federal laws of the United States applicable therein. The parties hereby attorn to the jurisdiction of the arbitrators and courts of the State of Colorado with respect to any dispute or other matter arising hereunder.

6.06        Invalidity. The invalidity, illegality or unenforceability of any provision hereof will not in any way affect or impair the validity, legality or enforceability of the remaining provisions hereof.

6.07        Headings. The headings contained herein are for reference purposes only and will not in any way affect the construction or interpretation of this Agreement.

6.08        Severability. To the extent any provision of this Agreement is determined to be invalid or unenforceable in any jurisdiction, such provision will be deemed to be deleted from this Agreement as to such jurisdiction only, and the validity and enforceability of the remainder of such provision and of this Agreement will be unaffected.

IN WITNESS WHEREOF the parties have executed this agreement as of the date and year first above written.

CORVUS GOLD NEVADA INC.

Per:	/s/ Jeffrey A. Pontius
Authorized Signatory

CORVUS GOLD INC.

Per:	/s/ Jeffrey A. Pontius
Authorized Signatory

/s/ Carl Brechtel
Carl Brechtel

Schedule “A” Form of Required Release from Employee

GENERAL RELEASE

In exchange for the valuable and sufficient consideration specified in your Change of Control Agreement dated January 1, 2021, you, CARL BRECHTEL, hereby release and discharge CORVUS GOLD NEVADA INC., and its affiliates, predecessors, successors, and assigns, as well as all officers, directors, agents, attorneys, and employees of CORVUS GOLD NEVADA INC., and its affiliates, predecessors, successors, and assigns (collectively, the “Company”) from any and all claims, demands, actions, liabilities, damages, losses, costs, attorneys’ fees, or rights of any kind, whether known or unknown, that you have, have ever had, or may have through the date you sign this General Release (“Release”), including but not limited to those arising out of or related to your employment or termination of employment.

Scope of Release:

This Release extends to and includes, among other things, any claims arising under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq., similar statutes in any states where you have worked or resided during your employment with the Company; as well as any other statutory, common law, contract, quasi contract or tort claims, including any claims for failure to pay wages, bonuses, or other forms of compensation and for recovery of attorneys’ fees under any legal theory.

This Release does not include claims that may not be released or waived as a matter of law, claims related to any already vested benefits under the terms of the Company’s benefit plans, or claims for enforcement of your specific rights under the terms of this Release or your Change of Control Agreement. This Release also does not prevent you from cooperating with, filing a charge with, or participating in any investigation or proceeding conducted by any governmental agency; however, you hereby waive the right to recover any money damages or other individual relief that may be obtained, by settlement, judgment, or otherwise, as a result of such a charge, investigation, or proceeding.

This Release shall not in any way be construed as an admission by the Company that it acted wrongfully with respect to you or any other person, or that you had or have any rights whatsoever against the Company. The Company specifically disclaims any liability to or any wrongful acts against you or any other person, on the part of itself or any of its affiliates, predecessors, successors, assigns, officers, directors, agents, attorneys, and employees.

Acceptance, Rescission, and Revocation Periods:

You may take up to twenty-one (21) days to consider whether to sign this Release; although, you may sign it at any time before this period expires. You may consult with an attorney before signing this Release.

In addition, if you are age forty (40) or over as of the date you sign this Release, you further are entitled to revoke your release of claims or potential claims under the federal Age Discrimination in Employment Act by delivering a notice of your intent to revoke this Release within seven (7) calendar days following your signing of it to:

CORVUS GOLD NEVADA INC. c/o Corvus Gold Inc.

Suite 1750 – 700 West Pender Street

Vancouver, British Columbia

CANADA V6C 1G8

Attention: Chief Financial Officer

Fax: 1-303-470-8706

To be effective, such written notice must either be delivered by hand or by certified mail, return receipt requested, within such seven (7) day time period. The day on which you sign this Release shall count as the first day of the seven (7) day time period, and no allowance will be made should the last day of the time period fall on a weekend or holiday.

In the event you provide timely notice of your intent to rescind or revoke this Release, the Company may, in its discretion, declare the entire Release null and void. In which case, the Company will have no obligations to you under this Release or to pay you any amounts pursuant to your Change of Control Agreement, and you shall immediately repay any amounts paid to you as of that date by the Company under this Release or pursuant to your Change of Control Agreement.

Acknowledgment of Knowing and Voluntary Waiver and Release of Claims:

You hereby affirm and acknowledge that you have read the foregoing Release, that you understand the meaning of its terms and their effect, and that the provisions of the Release are written in language you understand. If you are age forty (40) or over as of the date you sign this Release, you represent that you understand that this Release specifically refers to rights or claims arising under the federal Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., and that such Release does not extend to claims arising after the date of execution. You represent that you are entering into the Release freely and voluntarily, in exchange for valuable and sufficient consideration to which you are not otherwise entitled. You acknowledge that you have been advised you may take up to twenty-one (21) days to consider whether to enter into this agreement and to consult with an attorney before signing this Release.

Severability:

Should any part, term, provision, or aspect of this Release or any agreement relating to this Release be declared to be or determined by any court to be illegal or invalid, such part, term, provision, or aspect shall be applied to the fullest extent possible under the law, or, if that is not possible, the illegal or invalid part, term, provisions, or aspect shall be deemed not to be a part of this Release or any agreement relating to this Release, and the validity of the remaining parts, terms, provisions, or aspects shall not be affected.

Acknowledgment:

The persons below have read the foregoing Release, agree to the provisions it contains, acknowledge the sufficiency of the consideration and mutual obligations expressed herein, and hereby execute it voluntarily with full understanding of its consequences. In witness whereof, the undersigned have executed this Release and on the date shown below.

Date:	January 1, 2021	Signed:	/s/ Carl Brechtel
Carl Brechtel
Date:	January 1, 2021
CORVUS GOLD NEVADA INC.

		By:	/s/ Jeffrey Pontius
		Title:	President & CEO